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                                                                 EXHIBIT 23.3(A)

To the Board of Directors
and Shareholder of
Fiskars Power Systems AS

     We consent to the incorporation by reference in the registration statements (Nos. 33-63969, 33-64818 and 33-88466) on Form S-3 and registration statements (Nos. 33-63973, 33-63971, 33-39311, 33-39310, 33-35202 and 33-64121) on Form S-8
of Exide Electronics Group, Inc. of our report dated January 11, 1996 with respect to the balance sheets of Fiskars Power Systems AS as of September 30, 1995 and December 31, 1994, and the related statements of income and retained earnings and of cash flows for the nine months ended September 30, 1995 and for the years ended December 31, 1994 and 1993, which report appears in the Form 8-K of Exide Electronics Group, Inc. dated February 21, 1996.

Oslo, Norway
February 21, 1996
KPMG as

Henning Aass
State Authorized Public Accountant (Norway)